(CNMV Letterhead)

Communication from the CNMV Board in Relation to the Agreement between Acciona and Enel over Endesa

The Board of the National Commission of the Shares Market (CNMV) has today analyzed, in a preliminary way:

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The “Agreement on Endesa S.A. Shares” agreed today by Acciona, S.A., Finanzas Dos S.A., ENEL, SpA and ENEL Energy Europe, Srl.

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The requests that the E.On company has today made to the CNMV, in relation to the Acciona-Enel operation described in the quoted “Agreement”.

The Board has taken note of the fact that, in conformity with what is foreseen in point 2 of the Resolution of the CNMV Board on Friday, March 23, 2007, E.On has today improved the price of its offer by 40 Euros.

The Board considers applicable to the project of public offer of acquisition described in the quoted “Agreement on Endesa S.A. Shares” between Acciona and Enel, what is foreseen in point 1 of the Resolution of the CNMV Board on Friday, March 23, 2007.

The present resolution has been adopted by the majority.

March 26, 2007